UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 7, 2025
Date of Report (date of earliest event reported)

HAGERTY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40244	86-1213144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 Drivers Edge
Traverse City, Michigan 49684
(Address of principal executive offices and zip code)

(800) 922-4050
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HGTY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	HGTY.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

New Unsecured Revolving Credit Facility

On March 7, 2025, The Hagerty Group, LLC (the “Borrower”) entered into a Credit Agreement (“Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, issuing bank and swingline lender, the foreign subsidiary borrowers party thereto, and the other financial institutions party thereto as lenders (the “Lenders”). Under the Credit Agreement, the Borrower obtained a $375.0 million senior unsecured revolving credit facility (the “Facility”) for a term of five years, unless earlier terminated pursuant to the terms and conditions set forth in the Credit Agreement. Additionally, the Credit Agreement provides for (i) the issuance of letters of credit up to a $175.0 million sublimit, (ii) borrowings in foreign currencies up to a $100.0 million sublimit, and (iii) an uncommitted accordion feature of $75.0 million plus an unlimited amount so long as the Borrower’s net leverage ratio is less than 3.25.

Interest and Amortization

The Credit Agreement provides that the revolver will not amortize during its term with principal able to be borrowed, re-paid and re-borrowed throughout the term of the Facility and with the outstanding principal due and payable at maturity. Advances made under the Facility accrue interest at the applicable reference rate, primarily Term SOFR, depending on the currency of the borrowing plus an applicable margin determined by the Borrower’s net leverage ratio.

Covenants and Other Matters

The Borrower is subject to certain customary affirmative and negative covenants under the Credit Agreement for financing generally and for the Facility, including financial covenants such as a net leverage ratio and a fixed charge coverage ratio.

In the ordinary course of their respective businesses, one or more of the Lenders, or their affiliates, have or may have various relationships with Hagerty, Inc. (the “Company”), the Borrower, and their subsidiaries (the “Company Group”), involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, advisory or other financial services, for which they received, or will receive, customary fees and expenses. In addition, the Company Group may have entered into interest rate and foreign exchange derivative arrangements with one or more Lenders, or their affiliates.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 1.02    Termination of a Material Definitive Agreement

In connection with the entry into the Credit Agreement, the Borrower used the proceeds from the Facility provided thereunder, together with cash on hand, to repay in full all indebtedness, liabilities and other obligations outstanding under, and terminated, the Amended and Restated Credit Agreement, dated as of December 12, 2018 (as amended, restated, amended and restated, supplemented or modified, the “Prior Credit Agreement”), by and among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, issuing bank and swingline lender, the foreign subsidiary borrowers party thereto, and the other financial institutions party thereto as lenders. As of December 31, 2024, the Prior Credit Agreement had an outstanding balance of $50.3 million which was collateralized by the assets of and equity interests in the Borrower and its consolidated subsidiaries.

ITEM 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

The disclosure set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*
Credit Agreement, dated as of March 7, 2025, among The Hagerty Group, LLC, the Foreign Subsidiary Borrowers party hereto, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, filed herewith. Portions of this Exhibit have been omitted.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

*The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAGERTY, INC.

/s/ Diana M. Chafey
Date: March 10, 2025	Diana M. Chafey
Chief Legal Officer and Corporate Secretary